January 25, 2007

Edward J. Swotek, Senior Vice President

Immediately

TierOne Corporation 2006 Net Income Increases 25.8 Percent to a Record $41.3 Million

LINCOLN, NE – January 25, 2007 — TierOne Corporation (NASDAQ: TONE) (“Company”), the holding company for TierOne Bank (“Bank”), reported a 22.3 percent increase in diluted earnings per share to $2.41 for the fiscal year ended December 31, 2006 compared to $1.97 for 2005. Net income for 2006 reached a record $41.3 million, a 25.8 percent increase above the $32.8 million in net income earned in 2005.

For the three months ended December 31, 2006, diluted earnings per share increased 12.5 percent to $0.63 compared to $0.56 for the same period in 2005. Net income for the fourth quarter 2006 increased 14.8 percent to $10.9 million compared to $9.5 million for the same period in 2005.

The three- and twelve-month periods ended December 31, 2006 were positively impacted by a $1.0 million pre-tax (approximately $630,000 net of tax) gain on sale of two north-central Kansas bank offices and related deposits. Offsetting this positive impact were expenses related to employee stock options which totaled $0.02 and $0.06 for the three-month and fiscal year periods ended December 31, 2006. The Company began expensing employee stock options in the first quarter of 2006 following the implementation of new accounting guidelines.

Highlights from the fourth quarter of 2006 included:

•	Quarterly loan originations, excluding warehouse lines of credit, reached a record level of $558.2 million;
•	Net loans increased $66.5 million to $3.1 billion compared to $3.0 billion at September 30, 2006;
•	Quarterly net interest income increased 10.7 percent to $31.2 million compared to $28.2 million earned during the fourth quarter of 2005;
•	In late October, the United States Court of Federal Claims issued a favorable opinion, which is now on appeal, awarding the Bank $4.5 million in damages related to its 1995 goodwill litigation against the federal government; and

•	In mid-December, the Company opened its thirteenth full-service banking office in the Omaha, Nebraska metropolitan area.

“Results generated from core operations enabled our Company to achieve record performance in 2006,” said Gilbert G. Lundstrom, chairman and chief executive officer. “We expect to continue to successfully execute on our core fundamentals and leverage our proven business model which will allow us to further strengthen shareholder value.”

For thirteen consecutive quarters, the Company has achieved double-digit earnings per share growth when measured on a quarter-over-comparable-quarter basis.

Synopsis of Fourth Quarter and Fiscal Year 2006 Performance

Net Interest Income

For the three months ended December 31, 2006, net interest income totaled $31.2 million, an increase of 10.7 percent, compared to $28.2 million for the same period one year ago. Net interest income for the year ended December 31, 2006 increased 20.0 percent to $125.9 million, compared to $104.9 million in 2005. The increase in net interest income for the three- and twelve-month periods ended December 31, 2006 was primarily attributable to the Bank’s overall higher average yield earned on its loan portfolio combined with an increase in net loan receivables.

Net interest margin and average interest rate spread were 3.96 percent and 3.56 percent, respectively, for the three months ended December 31, 2006 compared to 3.73 percent and 3.45 percent, respectively, for the same period ended December 31, 2005. For fiscal year 2006, net interest margin and average interest rate spread were 4.07 percent and 3.72 percent, respectively, compared to 3.58 percent and 3.33 percent, respectively, for 2005. Excluding the $2.7 million pre-tax prepayment fee collected in the third quarter, net interest margin and average interest rate spread would have been 3.99 percent and 3.63 percent, respectively, for the year ended December 31, 2006. Increases in the Bank’s yield on its loan portfolio continued to offset increases in the average rate on interest-bearing liabilities and contributed to the gain in both net interest margin and average interest rate spread during both comparable periods.

Noninterest Income

Noninterest income for the three months ended December 31, 2006 was $8.6 million, an increase of 11.6 percent, compared to $7.7 million for the three months ended December 31, 2005. Contributing to the fourth quarter 2006 increase in noninterest income was a $1.0 million gain on sale of two north-central Kansas bank offices and related deposits combined with increases of $381,000 in deposit and debit card-related fees and $327,000 in other non-lending-related fees. The increase in quarter-over-quarter noninterest income was partially offset by no mortgage servicing rights (“MSR”) valuation recapture for the three-months ended December 31, 2006 compared to a MSR recapture of $729,000 recorded during the fourth quarter of 2005.

For the year ended December 31, 2006, noninterest income increased 9.4 percent to $29.1 million compared to $26.6 million in 2005. Increases of $1.9 million in deposit and debit card-related fees, a gain on sale of $1.0 million reflecting the sale of two Kansas bank offices and an increase of $537,000 in other non-lending-related fees contributed to the rise in 2006 noninterest income. These increases were partially offset by no MSR valuation recapture in 2006 compared to $800,000 of recapture during the year ended December 31, 2005.

Noninterest Expense

Noninterest expense for the quarter ended December 31, 2006 increased 8.3 percent to $20.3 million compared to $18.8 million for the same period one year ago. The increase in fourth quarter 2006 noninterest expense was primarily attributable to a $1.8 million increase in employee salaries and benefits expense. Included in the salary and benefit expense were increases of $1.2 million in salaries and health-related insurance benefit expenses associated with increases in the number of full-time equivalent employees and normal salary increases combined with a $420,000 charge related to the expensing of stock options.

Total noninterest expense for the year ended December 31, 2006 was $81.8 million, an increase of 12.9 percent, compared to $72.5 million for 2005. The increase in 2006 noninterest expense was primarily due to increases of $7.4 million in employee salaries and benefits, $1.4 million in other operating expense and $366,000 in occupancy expense. Of the $7.4 million increase in 2006 employee salaries and benefits, $4.3 million was associated with an increase in salaries and health-related insurance benefits resulting from an increase in the total number of employees and normal salary increases, $1.7 million related to the expensing of stock options and $907,000 was linked to an increase in the employee stock ownership plan expense. Other operating expenses in 2006 increased primarily due to an increase of $874,000 in legal expense primarily related to the Company’s preparation and trial of the damage portion of the goodwill claims the Bank has pursued against the federal government as disclosed in the Company’s December 31, 2005 Annual Report on Form 10-K.

Asset Quality

At December 31, 2006, nonperforming loans were $30.1 million, or 0.99 percent of net loans, compared to $14.4 million, or 0.51 percent of net loans, at year-end 2005. Nonperforming assets were $35.3 million, or 1.03 percent of total assets, at December 31, 2006 compared to $16.9 million, or 0.52 percent of total assets, at December 31, 2005. The increase in non-performing loans and assets was primarily attributable to a $16.2 million increase in nonperforming residential construction loans. These loans were made primarily to individual homebuyers on the west coast of Florida which has and continues to experience a price correction in housing values and delays in housing construction.

Charged off loans, net of recoveries, were $993,000 and $3.8 million for the three- and twelve-month periods ended December 31, 2006, respectively, compared to $611,000 and $2.4 million for the same respective periods in 2005. Consumer- and business-related loans comprised the majority of charged off loans during both 2006 comparable periods.

The provision for loan losses was $1.8 million for the three months ended December 31, 2006 compared to $2.0 million for the same period in 2005. For the year ended December 31, 2006, the provision for loan losses was $6.1 million compared to $6.4 million for 2005. The allowance for loan losses as a percent of net loans at December 31, 2006 remained unchanged at 1.09 percent as compared to one year ago.

Consolidated Statements of Financial Condition

Total assets at December 31, 2006 amounted to $3.4 billion, an increase of $208.9 million, or 6.5 percent, compared to $3.2 billion at December 31, 2005. The year-over-year increase in total assets was primarily the result of a $205.5 million increase in net loan receivables.

Total liabilities grew 5.6 percent, or $164.5 million, to $3.1 billion at December 31, 2006 compared to $2.9 billion one year ago. The annual increase in 2006 total liabilities was primarily attributable to increases of $147.5 million in FHLBank Topeka advances and other borrowings and $105.6 million in retail deposits partially offset by a $78.0 million decline in brokered time deposits and the reduction of $21.7 million in deposits associated with the sale of two Kansas bank offices. At December 31, 2006, the Company had no remaining brokered time deposit balances.

Stockholders’ equity at December 31, 2006 was $353.3 million, an increase of $44.4 million, or 14.4 percent, compared to $308.9 million at December 31, 2005. An increase of $36.8 million in retained earnings resulting from record 2006 net income of $41.3 million was primarily responsible for the annual increase in stockholders’ equity.

During the three months ended December 31, 2006, the Company repurchased 131,260 shares of its common stock as part of a Board-approved repurchase program and to support employee benefit programs. For the year ended December 31, 2006, the Company repurchased 152,984 total shares. Over 1.5 million shares remain eligible for repurchase under the Company’s stock buyback plan. To date, nearly 4.6 million shares have been repurchased since the initiation of the Company’s stock buyback activity in late 2003.

On December 29, 2006, shareholders of record on December 15, 2006 were paid a $0.07 per share cash dividend. The December dividend payment brings total dividends paid to $0.27 per share for 2006 and marks the twelfth consecutive quarterly cash dividend paid to shareholders.

Other Developments

In mid-December, the Bank completed the sale of its Plainville and Stockton, Kansas, bank offices to Stockton National Bank of Stockton, Kansas. The sale included all related deposits, real estate and other fixed assets; however, the Bank retained all loans and investment accounts associated with the Plainville and Stockton offices. The sale allows the Bank to better focus its resources and management into its existing and more contiguous bank office network and to better leverage other growth opportunities.

The Bank also opened in mid-December a new, full-service banking facility located in Papillion, Nebraska. The new office is positioned in one of the fastest growing suburban population markets in the Bank’s tri-state region and becomes the thirteenth facility in the Omaha, Nebraska metropolitan area. Papillion consumer and business customers are now offered an extensive selection of lending, deposit and investment services, drive-up teller and ATM convenience and extended hours to serve their banking needs.

In late October, the United States Court of Federal Claims issued an opinion awarding the Bank $4.5 million in damages related to a 1995 breach of contract lawsuit filed by the Bank against the federal government following the enactment of the Financial Institutions Reform, Recovery and Enforcement Act of 1989 (“FIRREA”). Under FIRREA, the federal government eliminated nearly $30.0 million of goodwill remaining from three supervisory mergers the Bank completed in 1982. The loss of the goodwill, which had been included as part of the Bank’s regulatory capital under federally-approved guidelines at the time of the mergers, forced the Bank to shrink in size, reduce personnel and close several banking offices in order to meet FIRREA’s new, stricter capital requirements. The ruling was appealed to the United States Court of Appeals for the Federal Circuit by the federal government on December 29, 2006. The Bank has subsequently filed a cross-appeal seeking review of earlier liability rulings which reduced the amount of the Bank’s claims. The Court has established a timetable requiring all legal briefs on appeal to be submitted to the Court in the second quarter of 2007.

Corporate Profile

TierOne Corporation is the parent company of TierOne Bank, a $3.4 billion federally chartered savings bank and the largest publicly-traded financial institution headquartered in Nebraska. Celebrating its 100th Anniversary in 2007, TierOne Bank offers customers a wide variety of full-service consumer, commercial and agricultural banking products and services through a network of 69 banking offices located in Nebraska, Iowa and Kansas and nine loan production offices located in Arizona, Colorado, Florida, Minnesota, Nevada and North Carolina.

Statements contained in this news release which are not historical facts may be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. Factors which could result in material variations include, but are not limited to, changes in interest rates or other competitive factors which could affect net interest margins, net interest income and noninterest income; changes in demand for loans, deposits and other financial services in the Company’s market area; changes in asset quality and general economic conditions; unanticipated issues associated with the execution of the Company’s strategic plan, including issues associated with the growth of a more diversified loan portfolio; unanticipated issues associated with increases in the levels of losses, customer bankruptcies, claims and assessments; as well as other factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time. These factors should be considered in evaluating the forward-looking statements and undue reliance should not be placed on such statements. The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

TierOne Corporation
Consolidated Statements of Financial Condition
December 31, 2006 (Unaudited) and December 31, 2005

(Dollars in thousands, except per share data)	December 31, 2006	December 31, 2005
ASSETS
Cash and due from banks	$86,808	$83,534
Federal funds sold	--	4,500

Total cash and cash equivalents	86,808	88,034

Investment securities:
Held to maturity, at cost which approximates fair value	90	111
Available for sale, at fair value	105,000	102,614
Mortgage-backed securities, available for sale, at fair value	12,272	19,752
Loans receivable:
Net loans (includes loans held for sale of $19,285 and $8,666
at December 31, 2006 and December 31, 2005, respectively)	3,050,160	2,844,670
Allowance for loan losses	(33,129)	(30,870)

Net loans after allowance for loan losses	3,017,031	2,813,800

FHLBank Topeka stock, at cost	62,022	58,491
Premises and equipment, net	39,821	39,509
Accrued interest receivable	23,023	19,190
Goodwill	42,228	42,283
Other intangible assets, net	8,391	10,041
Other assets	34,483	28,450

Total assets	$3,431,169	$3,222,275

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Deposits	$2,052,343	$2,038,319
FHLBank Topeka advances and other borrowings	962,376	814,924
Advance payments from borrowers for taxes, insurance and
other escrow funds	27,203	24,864
Accrued interest payable	6,620	7,289
Accrued expenses and other liabilities	29,344	28,012

Total liabilities	3,077,886	2,913,408

Stockholders’ equity:
Preferred stock, $0.01 par value. 10,000,000 shares
authorized; none issued	--	--
Common stock, $0.01 par value. 60,000,000 shares authorized;
18,041,413 and 18,150,773 shares issued and outstanding
at December 31, 2006 and December 31, 2005, respectively	226	226
Additional paid-in capital	358,733	358,587
Retained earnings, substantially restricted	112,111	75,282
Treasury stock, at cost; 4,533,662 and 4,424,302 shares at
December 31, 2006 and December 31, 2005, respectively	(105,406)	(101,584)
Unallocated common stock held by Employee Stock
Ownership Plan	(11,664)	(13,169)
Unearned common stock held by Management Recognition
and Retention Plan	--	(9,368)
Accumulated other comprehensive loss, net	(717)	(1,107)

Total stockholders’ equity	353,283	308,867

Total liabilities and stockholders’ equity	$3,431,169	$3,222,275

TierOne Corporation
Consolidated Statements of Income (Unaudited)

	For the Three Months Ended December 31,		For the Year Ended December 31,
(Dollars in thousands, except per share data)	2006	2005	2006	2005
Interest income:
Loans receivable	$56,394	$46,874	$214,727	$169,177
Investment securities	2,474	2,034	9,075	8,165
Other interest-earning assets	6	1	85	1

Total interest income	58,874	48,909	223,887	177,343

Interest expense:
Deposits	17,204	12,207	60,227	41,947
FHLBank Topeka advances and other borrowings	10,483	8,520	37,792	30,481

Total interest expense	27,687	20,727	98,019	72,428

Net interest income	31,187	28,182	125,868	104,915
Provision for loan losses	1,763	2,034	6,053	6,436

Net interest income after provision
for loan losses	29,424	26,148	119,815	98,479

Noninterest income:
Fees and service charges	5,962	6,477	22,230	21,783
Debit card fees	733	573	2,736	2,104
Income (loss) from real estate operations, net	(148)	(13)	(268)	(7)
Net gain (loss) on sales of:
Investment securities	--	--	21	14
Loans held for sale	518	403	2,084	1,928
Real estate owned	(69)	36	(135)	85
Other operating income	1,558	192	2,416	678

Total noninterest income	8,554	7,668	29,084	26,585

Noninterest expense:
Salaries and employee benefits	12,595	10,802	49,064	41,663
Occupancy, net	2,227	2,234	8,912	8,546
Data processing	552	514	2,200	2,024
Advertising	817	1,331	4,455	4,483
Other operating expense	4,130	3,882	17,138	15,734

Total noninterest expense	20,321	18,763	81,769	72,450

Income before income taxes	17,657	15,053	67,130	52,614
Income tax expense	6,768	5,570	25,815	19,782

Net income	$10,889	$9,483	$41,315	$32,832

Net income per common share, basic	$0.66	$0.58	$2.50	$2.02

Net income per common share, diluted	$0.63	$0.56	$2.41	$1.97

Dividends declared per common share	$0.07	$0.06	$0.27	$0.23

Average common shares outstanding, basic (000’s)	16,582	16,308	16,494	16,221

Average common shares outstanding, diluted (000’s)	17,221	16,840	17,147	16,690

TierOne Corporation
Selected Financial and Other Data

(Dollars in thousands)	December 31, 2006	December 31, 2005
Selected Financial and Other Data:
Total assets	$3,431,169	$3,222,275
Cash and cash equivalents	86,808	88,034
Investment securities:
Held to maturity, at cost which approximates fair value	90	111
Available for sale, at fair value	105,000	102,614
Mortgage-backed securities, available for sale, at fair value	12,272	19,752
Loans receivable:
Loans held for sale	19,285	8,666
Total loans receivable	3,662,950	3,499,813
Unamortized premiums, discounts and deferred loan fees	5,602	4,778
Undisbursed portion of construction and land
development loans in process	(637,677)	(668,587)

Net loans	3,050,160	2,844,670
Allowance for loan losses	(33,129)	(30,870)

Net loans after allowance for loan losses	3,017,031	2,813,800

Deposits	2,052,343	2,038,319
FHLBank Topeka advances and other borrowings	962,376	814,924
Stockholders’ equity	353,283	308,867
Nonperforming loans	30,050	14,405
Nonperforming assets	35,314	16,851
Allowance for loan losses	33,129	30,870
Nonperforming loans as a percent of net loans	0.99%	0.51%
Nonperforming assets as a percent of total assets	1.03%	0.52%
Allowance for loan losses as a percent of
nonperforming loans	110.25%	214.30%
Allowance for loan losses as a percent of net loans	1.09%	1.09%

	Three Months Ended December 31,		Year Ended December 31,
Selected Operating Ratios:	2006	2005	2006	2005
Average yield on interest-earning assets	7.47%	6.47%	7.24%	6.05%
Average rate on interest-bearing liabilities	3.91%	3.02%	3.52%	2.72%
Average interest rate spread (1)	3.56%	3.45%	3.72%	3.33%
Net interest margin (1)	3.96%	3.73%	4.07%	3.58%
Average interest-earning assets to average
interest-bearing liabilities	111.39%	110.21%	110.95%	110.10%
Net interest income after provision for loan
losses to noninterest expense	144.80%	139.36%	146.53%	135.93%
Total noninterest expense to average assets (2)	2.42%	2.33%	2.48%	2.31%
Efficiency ratio (2)(3)	50.07%	51.10%	51.64%	53.70%
Return on average assets (2)	1.30%	1.18%	1.25%	1.05%
Return on average equity (2)	12.48%	12.49%	12.48%	11.28%
Average equity to average assets (2)	10.38%	9.42%	10.04%	9.29%
Return on tangible equity (2)(4)	14.45%	14.87%	14.59%	13.58%

(1)	Excluding the receipt of the $2.7 million loan prepayment fee, our average interest rate spread would have been 3.63% for the year ended December 31, 2006. Our net interest margin would have been 3.99% for the year ended December 31, 2006 after excluding the loan prepayment fee.
(2)	Employee stock options were expensed beginning January 1, 2006.
(3)	Efficiency ratio is calculated as total noninterest expense, less amortization expense of intangible assets, as a percentage of the sum of net interest income and noninterest income.
(4)	Return on tangible equity is calculated as annualized net income as a percentage of average stockholders' equity adjusted for goodwill and other intangible assets.

TierOne Corporation
Average Balances, Net Interest Income, Yields Earned and Cost of Funds

	Three Months Ended December 31,
	2006			2005
(Dollars in thousands)	Average Balance	Interest	Average Yield/Rate	Average Balance	Interest	Average Yield/Rate
Interest-earning assets:
Federal funds sold	478	6	5.26%	100	1	4.00%
Investment securities (1)	173,450	2,340	5.40	166,830	1,840	4.41
Mortgage-backed securities (1)	13,412	134	4.00	21,574	194	3.60
Loans receivable (2)	2,965,929	56,394	7.61	2,833,664	46,874	6.62

Total interest-earning assets	3,153,269	58,874	7.47%	3,022,168	48,909	6.47%
Noninterest-earning assets	209,350			202,801

Total assets	3,362,619			3,224,969

Interest-bearing liabilities:
Interest-bearing checking accounts	342,269	996	1.16%	390,992	1,063	1.09%
Savings accounts	46,444	57	0.49	60,184	87	0.58
Money market accounts	387,918	2,908	3.00	311,957	1,585	2.03
Time deposits	1,114,746	13,243	4.75	1,091,450	9,472	3.47

Total interest-bearing deposits	1,891,377	17,204	3.64	1,854,583	12,207	2.63
FHLBank Topeka advances and
other borrowings	939,343	10,483	4.46	887,535	8,520	3.84

Total interest-bearing liabilities	2,830,720	27,687	3.91%	2,742,118	20,727	3.02%
Noninterest-bearing accounts	123,185			117,089
Other liabilities	59,793			61,989

Total liabilities	3,013,698			2,921,196
Stockholders’ equity	348,921			303,773

Total liabilities and stockholders’ equity	3,362,619			3,224,969

Net interest-earning assets	322,549			280,050
Net interest income; average interest rate spread		31,187	3.56%		28,182	3.45%
Net interest margin (3)			3.96%			3.73%
Average interest-earning assets to average
interest-bearing liabilities			111.39%			110.21%

(1)	Includes securities available for sale and held to maturity. Investment securities also includes FHLBank Topeka stock.
(2)	Includes nonperforming loans during the respective periods. Calculated net of unamortized premiums, discounts and deferred fees, undisbursed portion of construction and land development loans in process and allowance for loan losses.
(3)	Equals net interest income (annualized) divided by average interest-earning assets.

TierOne Corporation
Average Balances, Net Interest Income, Yields Earned and Cost of Funds

	Year Ended December 31,
	2006			2005
(Dollars in thousands)	Average Balance	Interest	Average Yield/Rate	Average Balance	Interest	Average Yield/Rate
Interest-earning assets:
Federal funds sold	1,934	85	4.40%	25	1	4.00%
Investment securities (1)	167,587	8,422	5.03	173,012	7,143	4.13
Mortgage-backed securities (1)	16,200	653	4.03	27,961	1,022	3.66
Loans receivable (2)	2,904,606	214,727	7.39	2,732,360	169,177	6.19

Total interest-earning assets	3,090,327	223,887	7.24%	2,933,358	177,343	6.05%
Noninterest earning assets	205,289			196,703

Total assets	3,295,616			3,130,061

Interest-bearing liabilities:
Interest-bearing checking accounts	361,056	4,147	1.15%	386,968	3,055	0.79%
Savings accounts	51,643	263	0.51	68,909	410	0.59
Money market accounts	393,807	11,102	2.82	313,802	5,095	1.62
Time deposits	1,085,350	44,715	4.12	1,059,876	33,387	3.15

Total interest-bearing deposits	1,891,856	60,227	3.18	1,829,555	41,947	2.29
Federal Home Loan Bank
advances and other borrowings	893,420	37,792	4.23	834,595	30,481	3.65

Total interest-bearing liabilities	2,785,276	98,019	3.52%	2,664,150	72,428	2.72%
Noninterest-bearing accounts	119,394			112,902
Other liabilities	59,929			62,074

Total liabilities	2,964,599			2,839,126
Shareholders’ equity	331,017			290,935

Total liabilities and shareholders’ equity	3,295,616			3,130,061

Net interest-earnings assets	305,051			269,208
Net interest income; average interest rate spread		125,868	3.72%		104,915	3.33%
Net interest margin (3)			4.07%			3.58%
Average interest-earning assets to average
interest-bearing liabilities			110.95%			110.10%

(1)	Includes securities available for sale and held to maturity. Investment securities also includes Federal Home Loan Bank stock.
(2)	Includes non-accrual loans during the respective periods. Calculated net of deferred fees and discounts, loans in process and allowance for loan losses.
(3)	Equals net interest income (annualized) divided by average interest-earning assets.

TierOne Corporation
Loan Portfolio Composition

The following table shows the composition of our loan portfolio by type of loan at the dates indicated.

	December 31, 2006		December 31, 2005
(Dollars in thousands)	Amount	%	Amount	%
Real estate loans:
One-to-four family residential (1)	$339,080	9.21%	$384,722	10.96%
Second mortgage residential	120,510	3.27	160,208	4.57
Multi-family residential	148,922	4.05	166,579	4.75
Commercial real estate	396,620	10.77	402,504	11.47
Land and land development	494,887	13.44	289,916	8.27
Residential construction	780,991	21.21	943,378	26.89
Commercial construction	491,997	13.36	351,767	10.03
Agriculture	68,459	1.86	57,008	1.62

Total real estate loans	2,841,466	77.17	2,756,082	78.56

Business	220,669	5.99	177,592	5.06

Agriculture - operating	94,455	2.56	72,518	2.07

Warehouse mortgage lines of credit	112,645	3.06	95,174	2.71

Consumer loans:
Home equity	71,476	1.94	61,600	1.75
Home equity line of credit	130,071	3.53	141,021	4.02
Home improvement	55,513	1.51	69,165	1.97
Automobile	87,575	2.38	85,515	2.44
Other	68,365	1.86	49,812	1.42

Total consumer loans	413,000	11.22	407,113	11.60

Total loans	3,682,235	100.00%	3,508,479	100.00%

Unamortized premiums, discounts
and deferred loan fees	5,602		4,778
Undisbursed portion of construction and
land development loans in process	(637,677)		(668,587)

Net loans	3,050,160		2,844,670
Allowance for loan losses	(33,129)		(30,870)

Net loans after allowance for loan losses	3,017,031		2,813,800

(1) Includes loans held for sale	$19,285		$8,666

CONTACT:	Edward J. Swotek, Senior Vice President Investor Relations Department (402)473-6250 investorrelations@tieronecorp.com

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